Exhibit 4.3

EXECUTION VERSION

SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT (this “Agreement”), effective as of February 21, 2012, by and among Vertical Health Solutions, Inc. d/b/a OnPoint Medical Diagnostics, a Florida corporation (the “Borrower”) and the holders (collectively, the “Junior Creditors”) of certain of the Borrower’s outstanding promissory notes as set forth on Schedule A hereto (collectively, the “Junior Notes”), for the benefit of the holders (collectively, the “Senior Creditors”) of the Borrower’s promissory notes issued on February 21, 2012 (the “Senior Notes”).

WHEREAS, the Borrower has borrowed funds from the Junior Creditors pursuant to Junior Notes, as may be amended, supplemented, replaced or restated from time to time; and

WHEREAS, the Junior Creditors wish to enter into this Agreement to subordinate amounts owed by the Borrower to the Junior Creditors, under the Junior Notes, to all amounts owed by the Borrower to the Senior Creditors, under the Senior Notes.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Junior Creditors hereby agree as follows:

1. Payment Obligations.  All obligations of Borrower under the Junior Notes, whether relating to obligations to pay principal, premium (if any), interest, trade payables, costs, expenses, fees or charges (the “Junior Obligations”) are subordinated and subject in right of payment, to the payment in full (as defined below) of all Senior Obligations (as defined below); provided, however, so long as an Event of Default (as defined in the Senior Notes) has not occurred and is not continuing, the Borrower shall be entitled to make payments of interest pursuant to the terms of the Junior Notes.  Nothing herein shall be deemed to subordinate, waive or restrict the performance of the obligations (if any) of Borrower to issue capital stock of Borrower upon exercise or conversion of any warrants or notes issued at any time by Borrower to the Junior Creditors.

2. Covenants.  (a) The Junior Creditors will not:  (i) demand or receive from Borrower (and Borrower will not pay to the Junior Creditors) all or any part of the Junior Obligations, by way of payment, prepayment, setoff, lawsuit, realizing on collateral or otherwise; (ii) exercise any right or remedy, or take any enforcement action regarding any property or assets of Borrower; or (iii) commence, or cause to be commenced, prosecute or participate in any administrative, legal or equitable action against Borrower or any collateral securing any obligations under any Junior Notes, for such time as any payment obligations under the Senior Notes (any such obligations, whether relating to obligations to pay principal, premium (if any), interest (including, without limitation, interest accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceedings with respect to the Borrower, whether or not determined to be an allowed claim in any such proceeding), charges, costs, expenses and fees or otherwise, and including, without limitation, the disbursements and reasonable fees of counsel to the extent set forth in the Senior Obligation Documents (as defined below), all obligations to reimburse or indemnify the Senior Creditors in any way, and all renewals, extensions, restructurings, refinancings or refunding of any indebtedness under the documents evidencing the Senior Obligations in the nature of a “workout” or otherwise are referred to herein as the “Senior Obligations”) remain outstanding.

(b)           The Junior Creditors shall not take any action to impair or otherwise adversely affect the Senior Creditors’ realization of any rights or remedies under the Senior Notes or any other document entered into in connection therewith.

(c)           Any lien or security interest of the Junior Creditors, whether now or hereafter existing in connection with the amounts due under the Junior Notes, on any assets or property of Borrower or any proceeds or revenues therefrom which Junior Creditors may have at any time as security for any Junior Obligations shall be subordinate to all liens or security interests now or hereafter granted to the Senior Creditors by Borrower or by law notwithstanding the date, order or method of attachment or perfection of any such lien or security interest or the provisions of any applicable law.  Junior Creditors further agree that in case any Junior Creditors should, contrary to this Section 2(c), take or receive any security interest in, or lien, by way of attachment, execution, or otherwise on any property, real or personal, of Borrower or should take or join in any other measure or advantage contrary to this Agreement, at any time prior to the full and final payment of all of the Senior Obligations, Senior Creditors shall be entitled to have the same vacated, dissolved and set aside by such proceedings at law, or otherwise, as Senior Creditors may deem proper, and this Agreement shall be and constitute full and sufficient grounds therefor and shall entitle Senior Creditors to become a party to any proceedings at law, or otherwise, initiated by Senior Creditors or by any other party, in or by which Senior Creditors may deem it proper to protect their interests hereunder.  Junior Creditors agree that if any Junior Creditors violate this Agreement, such Junior Creditors shall be liable to Senior Creditors for all losses and damages sustained by Senior Creditors by reason of such breach.

(d)           The Junior Creditors will not (i) sell, assign, pledge, encumber or otherwise dispose of any instrument evidencing the indebtedness owed to the Junior Creditors under the Junior Notes or any collateral securing the Junior Obligations unless such sale, assignment, pledge, encumbrance or other disposition is made expressly subject to this Agreement and the other party to such sale, assignment, pledge, encumbrance or other disposition consents in writing to be bound by the terms hereof; (ii) permit the terms of any Junior Note to be changed in any way which would limit or impair these subordination provisions, increase the principal amount thereof, increase the interest payable thereon, or accelerate any payment date thereunder or accept any collateral; (iii) declare all or any portion of the Junior Obligations due and payable prior to the date fixed therefor; or (iv) commence, or join with any creditor other than the Senior Creditors in commencing any insolvency, bankruptcy, winding up, liquidation, insolvency, reorganization or receivership proceeding with respect to the Borrower.

3. Subrogation.  The Junior Creditors agree that no payment or distribution to any Senior Creditor pursuant to or as a result of the provisions of this Agreement shall entitle Junior

Creditors to exercise any rights of subrogation in respect thereof until the Senior Obligations have been paid in full.

4. Enforcement of Obligations.  In the event of any assignment by Borrower for the benefit of Borrower’s creditors, any proceedings instituted by or against Borrower under the federal bankruptcy law of the United States as from time to time in effect, currently as Title 11 of the United States Code (the “Bankruptcy Code”), the appointment of any receiver for Borrower or Borrower’s business or assets, or any dissolution or other winding up of the affairs of Borrower or of Borrower’s business, and in all such cases, the officers of Borrower and any assignee, trustee in bankruptcy, receiver or other person or persons in charge, respectively, are hereby directed to pay to Senior Creditors the full amount of the Senior Obligations before making any payments to Junior Creditors with respect to the Junior Obligations.  Junior Creditors shall have the right to file such proofs of claim and, subject to Section 2 of this Agreement, other documents as may be necessary or appropriate to establish and protect its claims in any liquidation, bankruptcy, receivership, assignment for the benefit of the Junior Creditors, or any other judicial, equitable, or administrative action or proceeding commenced by or against Borrower or any of the assets or property of Borrower under the Bankruptcy Code or under any other federal or state law involving the adjustment or restructuring of any or all of its assets, obligations, business, or property (collectively, an “Insolvency Proceeding”), and to vote its interest in the Junior Obligations for or against a plan of reorganization or other arrangement in such Insolvency Proceeding; provided, that (a) any such proof of claim shall confirm the existence of this Agreement and Senior Creditors’ rights hereunder to receive any distribution to which the Junior Creditors are otherwise entitled on the Junior Obligations, and (b) if the Junior Creditors have not filed any such proof of claim prior to 30 days before the expiration of the time to file claims in such Insolvency Proceeding, then Senior Creditors may file any such proof of claim on behalf of the Junior Creditors, and the Junior Creditors hereby irrevocably appoint the Senior Creditors acting severally as their attorney-in-fact for purposes of such filing.  Further, notwithstanding anything to the contrary contained herein, in the event any Junior Creditors exercise rights and remedies against Borrower, or otherwise receives any payment on account of the Junior Notes, any such Junior Creditors shall hold any proceeds of any such enforcement actions in trust for the Senior Creditors, and promptly upon receipt thereof, remit any proceeds derived therefrom to the Senior Creditors until all Senior Obligations are paid in full.

5. Term.  The subordinations, agreements and priorities set forth hereinabove shall remain in full force and effect regardless of whether any party hereto in the future seeks to rescind, amend, terminate or reform, by litigation or otherwise, its respective agreements with the Borrower. This Agreement is effective from the date hereof until the payment in full in cash of the Senior Obligations (hereunder, “payment in full” or, as appropriate, “paid in full”).

6. Obligations Unconditional.  All rights and interests of the Senior Creditors hereunder, and all agreements and obligations of the Junior Creditors and the Borrower hereunder, shall remain in full force and effect irrespective of:

(a)           Any lack of validity or enforceability of any document evidencing any Senior Obligations (any such document, a “Senior Obligation Document”) or any other agreement or instrument relating thereto;

(b)           Any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any other amendment or waiver of or any consent to departure from any Senior Obligation Document;

(c)           Any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Obligations; or

(d)           Any other circumstances which might otherwise constitute a defense available to, or a discharge of, either the Borrower in respect of the Senior Obligations or of the Junior Creditors or the Borrower in respect of this Agreement.

7. Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

8. Additional Agreements and Waivers by the Junior Creditor.  The Junior Creditors agree that the Senior Creditors shall not have any liability or obligation to the Junior Creditors on account of exercise of the rights and remedies of the Senior Creditors under any Senior Obligation Document.  The Junior Creditors waive the right to commence or pursue any legal action (whether suit, counterclaim, cross claim or other action) on account of exercise of the rights and remedies of the Senior Creditors under any Senior Obligation Document and alleging or based on a theory of breach of fiduciary obligations of the Senior Creditors, equitable subordination of claims of the Senior Creditors against the Borrower, conflicts of interest by the Senior Creditors or similar theories premised in any such case on the exercise of control or influence on management by the Senior Creditors, actual management or control of the Borrower by the Senior Creditors, voting any of the stock of the Borrower, or other pursuit of rights or remedies by the Senior Creditors under any Senior Obligation Document.  Junior Creditors agree that if part or all of the Junior Obligations are evidenced, now or in the future, by a promissory note or other instrument, Junior Creditors shall place or cause to be placed on its face a legend in form and substance acceptable to Senior Creditors that states that the payment thereof is subject to the terms of this Agreement and is subordinate to the full and final payment of all of the Senior Obligations in cash.  Junior Creditors agree (a) to execute any recordable subordination agreements or other documents reasonably required by Senior Creditors to provide notice to others of this Agreement and (b) to the recording of any such documents as Senior Creditors may require.  Junior Creditors agree that Senior Creditors shall have absolute power and discretion, without notice to any Junior Creditor, to deal in any manner with the Senior Obligations, including interest, costs and expenses payable by Borrower to Senior Creditors, and any security and guaranties therefor, including, but not limited to, release, surrender, extension, renewal, acceleration, compromise, or substitution.  Junior Creditors hereby waive and agree not to assert against Senior Creditors any rights that a guarantor or surety could exercise (including any claim of subrogation with respect to Senior Creditors and the Senior Obligations), but nothing in this

Agreement shall constitute any Junior Creditor a guarantor or surety.  Junior Creditors hereby waive the right, if any, to require that Senior Creditors marshal, or otherwise proceed to dispose of or foreclose upon, collateral in any manner or order.

9. Entire Agreement.  This Agreement and the schedules referred to herein constitute the entire agreement among the parties and supersede all prior communications, representations, understandings and agreements of the parties with respect to the subject matter hereof.  All schedules hereto are hereby incorporated herein by reference.  Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that it is understood and agreed that the Senior Creditors are intended third party beneficiaries of this Agreement.

10. General Interpretation.  The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent.  This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement.  No rule of strict construction will be applied against any person or entity.

11. Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  EACH OF THE JUNIOR CREDITORS AND THE BORROWER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF MINNESOTA.

12. Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.  This Agreement may be executed by facsimile signatures.

13. Section Headings.  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

14. Notices.  Any notice required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower:	Vertical Health Solutions, Inc. d/b/a OnPoint Medical Diagnostics 7760 France Avenue South, 11th Floor Minneapolis, MN 55435
Attention: Chief Executive Officer
Telecopy No.: (888) 370-2819

with a copy to:	Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540
Attention: Emilio Ragosa
Telecopy No.: (609) 919-6701

If to any Junior Creditor:	At the address of such Junior Creditor set forth on Junior Creditor’s signature page hereto.

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other parties hereto.

15. Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Borrower and the Junior Creditors.

16. Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

17. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18. Junior Creditors Representations and Warranties.  Each Junior Creditor represents and warrants that (a) such Junior Creditor has not, as of the date hereof, previously assigned, sold or transferred any interest in the Junior Notes and that no other party owns any interest in any of the Junior Obligations (whether as joint holders, participants or otherwise), and that the entire Junior Obligations are owing only to such Junior Creditor, and (b) such Junior Creditor has not previously subordinated the Junior Obligations for the benefit of any other party, and agrees that any such subordinations hereafter executed shall be expressly made subject and subordinate to the terms of this Agreement.  Each Junior Creditor further warrants having established with Borrower adequate means of obtaining, on an ongoing basis, such information as Junior Creditor may require that may affect the ultimate satisfaction by Borrower of the Junior Obligations.  Senior Creditors shall have no duty to provide any such information to any Junior Creditor.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers and effective as of the date first written above.

BORROWER:

VERTICAL HEALTH SOLUTIONS, INC. D/B/A ONPOINT MEDICAL DIAGNOSTICS

By:	/s/ William Cavanaugh
	Name:	William Cavanaugh
	Title:	President & Chief Executive Officer

Signature Page to Subordination Agreement

JUNIOR CREDITORS:

/s/ Richard Lindstrom
Name: Richard Lindstrom
Address: 9801 DuPont Ave, Ste 200, Bloomington MN 55431

/s/ Blake Whitney
Name: Blake Whitney
Address: 5380 Gulf of Mexico Dr. #105, Longboat Key, FL 34228

/s/ Gus Chafoulias
Name: Gus Chafoulias
Address: 221 First Ave SW #300, Rochester MN 55902

/s/ Kevin Molloy
Name: Kevin Molloy
Address: 4200 Meadow Ridge Drive SW, Rochester MN 55902

Signature Page to Subordination Agreement

SCHEDULE A

LIST OF JUNIOR NOTES

Note Holder	Issuance Date	Maturity Date	Amount
Richard Lindstrom	11/21/2011	11/21/2013	$50,000
Richard Lindstrom	12/19/2011	11/21/2013	$50,000
Richard Lindstrom	12/30/2011	12/30/2013	$100,000
Blake Whitney	12/30/2011	12/30/2013	$15,000
Gus Chafoulias	12/30/2011	12/30/2013	$25,000
Kevin Molloy	12/30/2011	12/30/2013	$25,000
		Total	$265,000

Schedule A